Exhibit 10.8

Madison Bank of Maryland

Supplemental Life Insurance Agreement

Madison Bank of Maryland

Supplemental Life Insurance Agreement

Effective February 10, 2017

This Supplemental Life Insurance Agreement (“Agreement”) is made and entered into this 10th day of February, 2017, by and between Madison Bank of Maryland (“Bank”), a bank with its principal place of business located in Forest Hill, MD, and Lisa M. Mcguire-Dick (“Executive”).

INTRODUCTION

The purpose of this Agreement is to attract, retain, and reward the Executive, by providing death benefits to the designated beneficiary of the Executive. The Bank will pay the death benefits from its general assets, but only so long as one of its general assets is a life insurance policy on the Executive's life.

Article 1

Definitions

Whenever used in this Agreement, the following terms shall have the meanings specified:

1.1	“Beneficiary” means each designated person, or the estate of a deceased Executive, entitled to benefits, if any, upon the death of an Executive.

1.2	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that an Executive completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.3	“Board” means the Board of Directors of the Bank as from time to time constituted.

1.4	“Disability” means the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or provider’s determination.

1.5	“Effective Date” shall mean February 10, 2017.

Madison Bank of Maryland

Supplemental Life Insurance Agreement

1.6	“Plan Administrator” means the plan administrator described in Article 6.

1.7	“Separation from Service” means that the Executive’s service, as an employee and independent contractor, to the Bank and any member of a controlled group as defined in Section 414 of the Code to which the Bank belongs, has terminated for any reason, other than by reason of a leave of absence approved by the Bank or the death of the Executive.

Article 2

Survivor Income Benefit

2.1	Pre-Termination Survivor Income Benefit. If the Executive dies before Separation from Service with the Bank, and if the Bank owns a life insurance policy on the Executive's life at the time of such death, the Executive’s designated Beneficiary shall be entitled to receive a death benefit equal to twenty-five thousand dollars ($25,000.00).

2.2	Disability Continuation. Upon Separation from Service due to Disability, followed by death before recovering from such Disability, the Bank shall pay to the Executive's designated beneficiary the survivor income benefit described in Section 2.1. Notwithstanding the previous sentence, upon the disabled Executive’s gainful employment with an entity other than the Bank, the Bank shall have no further obligation to the disabled Executive, and the disabled Executive’s rights pursuant to the Agreement shall cease.

2.3	Payment of Benefit. The Bank shall pay the benefit to the Beneficiary in a lump sum within ninety (90) days following the Executive’s death.

Article 3

Beneficiaries

3.1	Beneficiary Designation. The Executive shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the Beneficiary designation under any other plan of the Bank in which the Executive participates.

3.2	Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Executive's Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive

Madison Bank of Maryland

Supplemental Life Insurance Agreement

and accepted by the Plan Administrator prior to the Executive’s death.

3.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

3.4	No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive's estate.

3.5	Facility of Payment. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Executive and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such payment amount.

Article 4

Claims and Review Procedure

4.1	Claims Procedure. An Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

4.1.1	Initiation – Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.

4.1.2	Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial 90-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

4.1.3	Notice of Decision. If the Plan Administrator denies part or the entire claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the

Madison Bank of Maryland

Supplemental Life Insurance Agreement

denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;
(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and
(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

4.2	Review Procedure. If the Plan Administrator denies part or the entire claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

4.2.1	Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

4.2.2	Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

4.2.3	Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

4.2.4	Timing of Plan Administrator’s Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial 60-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

4.2.5	Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and

Madison Bank of Maryland

Supplemental Life Insurance Agreement

other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 5

Amendments and Termination

The Bank may amend or terminate this Agreement at any time, for any reason, upon 30 days written notice to the Executive.

Article 6

Administration

6.1	Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or persons as the Board may choose. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with this Agreement.

6.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

6.3	Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

6.4	Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless any party contracted for the purposes of assisting the Plan Administrator in performing its duties under this Agreement against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by such contracted party.

6.5	Information. To enable any party contracted for the purposes of assisting the Plan Administrator in performing its duties under this Agreement to perform its functions, the Bank shall supply full and timely information to such contracted party on all matters relating to the Base Salary of the Executive, the date and circumstances of the retirement, disability, death or Separation from Service of the Executive, and such other pertinent information as such contracted party may reasonably require.

Madison Bank of Maryland

Supplemental Life Insurance Agreement

Article 7

Miscellaneous

7.1	Unsecured General Creditor. Executives and their Beneficiaries successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Bank. Any and all of the Bank's assets shall be, and remain, the general, unpledged unrestricted assets of the Bank. The Bank's obligation under the Agreement shall be merely that of an unfunded and unsecured promise to pay money in the future.

7.2	Not a Contract of Employment. The terms and conditions of this Agreement shall not be deemed to constitute a contract of employment between the Bank and the Executive. Nothing in this Agreement shall be deemed to give an Executive the right to be retained in the service of the Bank or to interfere with the right of the Bank to discipline or discharge the Executive at any time.

7.3	Participation in Other Plans. Nothing herein contained shall be construed to alter, abridge, or in any manner affect the rights and privileges of the Executive to participate in and be covered by any pension, profit sharing, group insurance, bonus or similar employee plans which the Bank may now or hereafter maintain.

7.4	Alienability. Neither the Executive nor any Beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony, or separate maintenance owed by the Executive or the Beneficiary or any of them, to be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. In the event the Executive or any Beneficiary attempts assignment, commutation, hypothecation, transfer, or disposal of the benefit hereunder, the Bank’s liabilities under this Agreements hall forthwith cease and terminate.

7.5	Successors. The provisions of this Agreement shall bind and inure to the benefit of the Bank and its successors and assigns and the Executive and the Beneficiary.

7.6	Reorganization. The Bank shall not merge or consolidate into or with another corporation, or reorganize, or sell substantially all of its assets to another corporation, firm, or person unless and until such succeeding or continuing corporation, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to such succeeding or continuing bank, firm, or person.

7.7	Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

7.8	Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement, the Bank or Plan

Madison Bank of Maryland

Supplemental Life Insurance Agreement

Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank.

7.9	Applicable Law. Subject to ERISA, the provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Maryland without regard to its conflict of law principles.

7.10	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

7.11	Furnishing Information. An Executive or his or her Beneficiary will cooperate with the Plan Administrator by furnishing any and all information requested by the Plan Administrator and take such other actions as may be requested in order to facilitate the administration of the Agreement and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Plan Administrator may deem necessary.

7.12	Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

7.13	Notice. Any notice or filing required or permitted to be given to the Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Lisa M. Mcguire-Dick
1211 Glastonbury Way
Bel Air, MD 21014

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to an Executive under this Agreement an shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

7.14	Signed Copies. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and such counterparts taken together shall constitute one (1) and the same instrument.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have executed this Agreement as of the date indicated above.

Madison Bank of Maryland

Supplemental Life Insurance Agreement

EXECUTIVE:	BANK:

Madison Bank of Maryland

/s/	By	/s/
Lisa M. Mcguire-Dick

Title	Chairman